Exhibit 3.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

ENTORIAN TECHNOLOGIES INC.

Entorian Technologies Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

FIRST: Article IV of the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 9, 2005, as amended by the Company’s Certificate of Ownership and Merger filed the Secretary of State of the State of Delaware on February 26, 2008 (collectively, the “Certificate of Incorporation”), is amended and restated to read in its entirety as follows:

“The total number of shares of capital stock of all classes which the corporation shall have authority to issue is 105,000,000 shares of which (a) 5,000,000 shares shall be preferred stock, par value $.001 per share (“Preferred Stock”), and (b) 100,000,000 shares shall be common stock, par value $.001 per share (“Common Stock”). Of the five million (5,000,000) shares of Preferred Stock that the corporation shall have authority to issue, 171.01449 shall be designated Redeemable Preferred Stock and shall have the rights, preferences, privileges and limitation as set forth on Exhibit A attached hereto. Immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 12 shares of Common Stock issued and outstanding immediately prior to such filing shall be combined, reclassified and changed into one share of Common Stock. The combination and conversion of the outstanding shares of Common Stock shall be referred to as the “Reverse Stock Split.”

The Reverse Stock Split shall occur automatically and without any further action on the part of the Company or the holders thereof and whether or not certificates representing the holders’ shares prior to the Reverse Stock Split are surrendered for cancellation. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Stock Split shall be converted into the right to receive a cash payment in an amount equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the NASDAQ Global Market immediately prior to the effective time. The Company shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the effective time of the Reverse Stock Split, represented shares of old Common Stock shall, from and after the effective time of the Reverse Stock Split, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of new Common Stock into which the shares of old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of new Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of new Common Stock into which the shares of old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of new Common Stock to which such holder may be entitled as set forth above.

The number of authorized shares of any class of capital stock of the corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock. Notwithstanding the foregoing, subject to the rights of the holders of any series of Preferred Stock then outstanding, following the closing of a transaction or series of transactions as a result of which Austin Ventures VII, L.P., Austin Ventures VIII, L.P. and their respective affiliates cease to beneficially hold or control, in the aggregate, at least thirty percent (30%) of the outstanding voting equity securities of the corporation (a “Reduction in Voting Power”), the affirmative vote of the holders of at least two-thirds ( 2/3) of the shares of capital stock issued and outstanding and entitled to vote thereon, voting together as a single class, shall be required to increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of any class of capital stock of the corporation.

Except as otherwise restricted by this Certificate of Incorporation, the corporation is authorized to issue, from time to time, all or any portion of the capital stock of the corporation which may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock. Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is hereby vested with the authority and is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the Delaware General Corporation Law (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The vested authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

1. the distinctive serial designation of such series and the number of shares constituting such series;

2. the annual dividend rate, if any, on shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, and whether dividends shall be cumulative and, if so, from which date or dates;

3. whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

4. the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or purchase fund and, if so, the terms of such obligation;

5. whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or any stock of any series of the same class or any other class or classes or any evidences of indebtedness and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

6. whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, including, without limitation, whether such shares shall have the right to vote with the Common Stock on issues on an equal, greater or lesser basis;

7. the rights of the shares of such series in the event of a voluntary or involuntary liquidation, dissolution, winding up or distribution of assets of the corporation;

8. whether the shares of such series shall be entitled to the benefit of conditions and restrictions upon (i) the creation of indebtedness of the corporation or any subsidiary, (ii) the issuance of any additional stock (including additional shares of such series or of any other series) or (iii) the payment of dividends or the making of other distributions on the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding stock of the corporation; and

9. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to any such series.

Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

Subject to the rights of any outstanding shares of any series of Preferred Stock, this Certificate of Incorporation may be amended from time to time in a manner that would solely modify or change the relative powers, preferences and rights and the qualifications and limitations or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected provided that the powers, preferences and rights and the qualification and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and the qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors by this Article IV. Approval of any such amendment by the holders of the Common Stock shall not be required and any such amendment shall be deemed not to have affected the holders of the Common Stock adversely.

Subject to any rights of the holders of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article IV:

1. dividends may be declared and paid or set apart for payment upon Common Stock out of any assets or funds of the corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise when, if and as declared by the Board of Directors;

2. the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote and shall not be entitled to cumulative voting; and

3. upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, after the payment or provision for payment of all debts and liabilities of the corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets or payment of monies, the net assets of the corporation shall be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests.”

SECOND: This Certificate of Amendment to Certificate of Incorporation has been duly approved by the Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law.

THIRD: This Certificate of Amendment to Certificate of Incorporation has been duly approved by the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

FOURTH: This Certificate of Amendment to Certificate of Incorporation shall be effective as of the 30th day of October, 2009.

Signature Page Follows.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be executed this 16th day of October, 2009.

/s/ Stephanie Lucie
Stephanie Lucie
Senior Vice President and General Counsel